Exhibit 14

JOHN B. SANFILIPPO & SON, INC. (JBSS)

CODE OF ETHICS APPLICABLE TO THE PRINCIPAL EXECUTIVE, FINANCIAL

AND ACCOUNTING OFFICERS

Applicable to:

The Chairman of the Board and Chief Executive Officer, Chief Financial Officer and Group President, Chief Operating Officer and President, Corporate Controller and Director of Financial Reporting and Taxation (Collectively the “Principal Executive, Financial and Accounting Officers”).

JBSS requires its Principal Executive, Financial and Accounting Officers to: (i) act in accordance with the highest standards of personal and professional integrity in all aspects of their activities; (ii) comply with applicable laws, rules and regulations; (iii) deter wrongdoing; and (iv) abide by the policies and procedures adopted by JBSS that govern the conduct of its employees. This Code of Ethics sets forth principles that these officers must adhere to and advocate.

As a Principal Executive, Financial or Accounting Officer of JBSS, you will fulfill this responsibility by doing the following:

Honest and Ethical Conduct

Act at all times with honesty, integrity and independence. Encourage the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Obtain quarterly approval from the Audit Committee of the Board of Directors prior to transacting with a related party. Consider the impact of all investments, interests and associations on your independent exercise of judgment in JBSS’s best interests. Act honestly and ethically in dealing with each other, your fellow employees, customers, and suppliers. Protect and respect the confidentiality of information acquired in the course of your employment except when authorized or otherwise legally obligated to disclose. Support and enforce this Code of Ethics.

Accurate and Timely Financial Recording

Establish and monitor procedures designed to produce full, fair, accurate, timely and understandable disclosure in reports and documents that are submitted to the Securities and Exchange Commission and in other public communications made by JBSS. Establish and monitor procedures designed to ensure that no records contain any false or intentionally misleading information, no transactions are intentionally misclassified; all transactions are supported by accurate and required documentation and record retention and disposal complies with applicable legal and regulatory requirements.

Compliance with Applicable Governmental Laws, Rules and Regulations

Comply with all applicable rules and regulations of federal, state, or local government, the Securities and Exchange Commission, Nasdaq, and other regulatory agencies.

Reporting of Code Violations

Promptly report any violation or suspicion of violation of this Code of Ethics directly to the Audit Committee of the Board of Directors or through the Company’s anonymous incident reporting system.

Accountability

Full compliance of this Code of Ethics is required. By signing this document, you acknowledge that you understand and agree to adhere to this Code of Ethics. You also understand that changes in and waivers of this Code may be made only by the Board of Directors or the Audit Committee of the Board of Directors and will be promptly disclosed as required under applicable law and regulations. Furthermore, you understand that any violation may be grounds for disciplinary action up to and including termination.

/s/ Jeffrey Sanfilippo	10/30/2014	/s/ Michael J. Valentine	10/30/2014
Signature	Date	Signature	Date

Jeffrey Sanfilippo		Michael J. Valentine
Printed Name		Printed Name

Chairman of the Board and Chief Executive Officer		Chief Financial Officer and Group President
Title		Title

/s/ Jasper Brian Sanfilippo	10/30/2014	/s/ Frank S. Pellegrino	10/30/2014
Signature	Date	Signature	Date

Jasper Brian Sanfilippo		Frank S. Pellegrino
Printed Name		Printed Name

Chief Operating Officer and President		Senior Vice President, Finance and
Corporate Controller
Title		Title

/s/ Michael J. Finn	10/30/2014
Signature	Date

Michael J. Finn
Printed Name

Director of Financial Reporting and Taxation
Title